UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 29, 2022

TRxADE HEALTH, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39199	46-3673928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2420 Brunello Trace Lutz, Florida	33558
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-261-0281

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value Per Share	MEDS	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 29, 2022, TRxADE HEALTH, Inc. (the “Company”, “we” or “us”) received written notice (the “Notification Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days. Based on the closing bid price of the Company’s common stock for the thirty (30) consecutive business days from October 14, 2022 to November 28, 2022, the Company no longer meets the minimum bid price requirement.

The Notification Letter does not impact the Company’s listing of its common stock on the Nasdaq Capital Market at this time. The Notification Letter states that the Company has 180 calendar days or until May 29, 2023, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of the Company’s common stock must have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days. If the Company does not regain compliance by May 29, 2023, an additional 180 days may be granted to regain compliance, so long as the Company meets The Nasdaq Capital Market initial listing criteria (except for the bid price requirement) and notifies Nasdaq in writing of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company does not qualify for the second compliance period or fails to regain compliance during the second 180-day period, the Company’s common stock will be subject to delisting, at which point the Company would have an opportunity to appeal the delisting determination to a Hearings Panel.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules.

Separately, as previously disclosed, the Company is also currently not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, which pursuant to Nasdaq Listing Rule 5550(b)(1)(the “Rule”), requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000. In connection with an extension provided to the Company by Nasdaq: on or before January 25, 2023, the Company must complete certain contemplated transactions which the Company has advised Nasdaq will allow it to re-meet the requirements of the Rule (including the public sale of $1.75 million of common stock (or pre-funded warrants), which transaction was completed on October 7, 2022), and opt for one of the two following alternatives to evidence compliance with the Rule: Alternative 1, completion of a transaction or event that enables the Company to satisfy the stockholders’ equity requirement for continued listing, and disclosure of that event, along with certain other information, in a public filing with the Securities and Exchange Commission (SEC), including that as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement and a disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement; or Alternative 2, completion of a transaction or event that enables the Company to satisfy the stockholders’ equity requirement for continued listing, and disclosure of that event, along with certain other information, in a public filing with the SEC, including pro forma adjustments and a pro forma balance sheet must evidence compliance with the Rule, and disclosure that the Company believes it has regained compliance with the stockholders’ equity requirement and a disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement. Additionally, in either case, the Company is required to disclose that if at the time of its next periodic report, the Company does not evidence compliance, that it may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRxADE HEALTH, INC.

Date: December 1, 2022	By:	/s/ Suren Ajjarapu
	Name:	Suren Ajjarapu
	Title:	Chief Executive Officer